Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – mjarosick@cfindustries.com

Jesus Madrazo Elected to Board of Directors of

CF Industries Holdings, Inc.

DEERFIELD, Ill. – July 20, 2021 – CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has elected Jesus Madrazo, founder and chairman of Kompali Farms, as an independent director for the company. Prior to founding Kompali Farms, Mr. Madrazo served for more than two decades in diverse global leadership roles at Monsanto Company and, more recently, as executive vice president, public affairs and sustainability, for the Crop Science division of Bayer.

The election of Mr. Madrazo brings membership of the CF Industries Holdings, Inc. Board of Directors to twelve. He is expected to stand for re-election by stockholders at the company’s 2022 Annual Meeting.

“We are pleased to welcome Jesus to the CF Industries’ Board,” said Stephen A. Furbacher, chairman of the board, CF Industries Holdings, Inc. “With his strong leadership experience, a global perspective, a passion for sustainability, and a deep background in agriculture serving customers and as a farmer himself, Jesus will serve the Board and our management team greatly. We look forward to his contributions as we work together to create long-term value for our stockholders.”

About Jesus Madrazo

Mr. Madrazo, 51, is the founder and chairman of Kompali Farms, a large wine venture in Mexico renowned for its innovation by uniting technology and sustainability to deliver value to consumers while minimizing environmental impact. Prior to Kompali Farms, he served as a member of the executive leadership team and as executive vice president, public affairs and sustainability, for the Crop Science division of Bayer. Prior to joining Bayer, Madrazo held the role of Vice President, Commercial and Global Supply Chain, at Monsanto, which he first joined in 1999.

Mr. Madrazo holds a legal degree from the Instituto Tecnológico y de Estudios Superiores de Monterrey in Mexico and received post-legal degrees from Universidad Nacional Autónoma de México (UNAM) and University of Arizona. He also holds an MBA from Cardiff Business School in the United Kingdom. He has been a member of multiple industry coalitions and non-governmental organization boards of directors around the world.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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